American Assets Trust, Inc. Increases Revolving Line of Credit to $350 Million and Improves Credit Spreads in Its Second Amended and Restated Credit Agreement and in its $150 Million Term Loan Agreement
Company Release - January 9, 2018
SAN DIEGO -American Assets Trust, Inc. (NYSE:AAT) (the “Company”) announced today that it has amended and restated its existing credit agreement and amended its existing term loan agreement.
The credit agreement was amended and restated to, among other things, (1) increase the revolving line of credit from $250 million to $350 million, (2) extend the maturity date of the restated $350 million revolving line of credit to January 9, 2022 (with two, six-month extension options) and (3) decrease the applicable leverage-based and ratings-based pricing spreads. The $100 million term loan included within the credit agreement matures on January 9, 2019, with no further extension options. The revolving line of credit and $100 million term loan are both unsecured.
Furthermore, the $150 million term loan agreement was amended to, among other things, (1) decrease the applicable leverage-based and ratings-based pricing spreads effective as of March 1, 2018 and (2) include an accordion feature to allow the Company to increase the term loan from its current $150 million to up to $300 million, subject to certain conditions. The $150 million term loan is unsecured.
Robert F. Barton, the Company’s Chief Financial Officer, stated “we are pleased to have reduced the spreads on our $350 million revolving line of credit and on our $150 million term loan and we believe, combined with the cash on our balance sheet, that the recast credit agreement and amended term loan agreement will continue to provide sufficient liquidity for growth in the coming years as we further transition our balance sheet to unsecured debt.”
Additional information regarding the Second Amended and Restated Credit Agreement and Third Amendment to Term Loan Agreement can be found in the Company’s Form 8-K filed on January 9, 2018 with the Securities and Exchange Commission.
About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The Company has over 50 years of acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.2 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 2,112 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
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Source: American Assets Trust, Inc.
Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607